                                                                    EXHIBIT 12.1

                       SEMICONDUCTOR COMPONENTS GROUP OF
                                 MOTOROLA, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (AMOUNT IN MILLIONS OF DOLLARS)


                                   YEAR ENDED     NINE MONTHS ENDED   JANUARY 1, 1999   AUGUST 4, 1999
                                  DECEMBER 31,      SEPTEMBER 26,         THROUGH           THROUGH
                                     1998(A)           1998(A)        AUGUST 3, 1999    OCTOBER 2, 1999
                                     -------           -------        --------------    ---------------
Revenues less direct and
  allocated expenses before
  taxes before adjustments for
  income or loss from equity
  investments...................          --                --             $102.5            $16.9
                                                                           ======            =====
Fixed charges:
  Interest expense and interest
  capitalized on all
  indebtedness..................          --                --                7.3             23.0
  Appropriate portion ( 1/3) of
  rentals.......................          --                --                1.3              0.9
                                                                           ------            -----
Total fixed charges.............          --                --             $  8.6            $23.9
                                                                           ======            =====
Revenues less direct and
  allocated expenses before
  taxes before adjustments for
  income or loss from equity
  investments and fixed
  charges.......................          --                --             $111.1            $40.8
                                                                           ======            =====
Ratio of earnings to fixed
  charges.......................          --                --               12.9              1.7
                                                                           ======            =====


------------------------


(A) Due to the registrant's loss for the year ended December 31, 1998, and the nine months ended September 26, 1998, the ratio coverage was less than 1:1. As such, the ratio of earnings to fixed charges has not been calculated for the respective periods. The deficiency for fiscal year 1998 and the nine months ended September 26, 1998 of $144.7 million and $160.5 million, respectively, is primarily due to the charge recorded in June 1998 to cover one-time costs of Motorola's portion of the registrant's recent cost restructuring.

                   COMPUTATION OF PRO FORMA RATIO OF EARNINGS
           TO FIXED CHARGES AFTER ADJUSTMENT FOR THE RECAPITALIZATION
                          AND THE RELATED TRANSACTIONS
                        (AMOUNTS IN MILLIONS OF DOLLARS)


                                                               YEAR ENDED    NINE MONTHS ENDED
                                                              DECEMBER 31,      OCTOBER 2,
                                                                1998(C)            1999
                                                                -------            ----
Pro forma revenues less direct and allocated expenses before taxes before adjustments for minority interests in
  consolidated subsidiaries or income or loss from equity
  investments and fixed charges (B).........................        --            $ 59.0
                                                                                  ======
Fixed charges, as above.....................................        --              32.5
Adjustments:
  Net increase in interest expense and interest capitalized
  on all indebtedness and the appropriate portion ( 1/3) of
  all rentals to reflect the consolidation of the joint
  ventures..................................................        --               2.6
  Estimated net increase in the interest expense from
  refinancing...............................................        --              67.6
                                                                                  ------
Total pro forma fixed charges...............................        --             102.7
                                                                                  ======
Pro forma ratio of earnings to fixed charges................        --               1.6
                                                                                  ======


------------------------


(B) Pro forma revenues less direct and allocated expenses before taxes before adjustments for minority interests in consolidated subsidiaries or income or loss from equity investments reflects the pro forma adjustments to exclude Opto sales, to consolidate the joint ventures, to record foundry sales and to record the recapitalization and related transactions detailed in the notes to the unaudited pro forma statements of revenues less direct and allocated expenses before taxes.



(C) Due to the registrant's pro forma loss for the year ended December 31, 1998, the pro forma ratio coverage was less than 1:1. As such, the pro forma ratio of earnings to fixed charges has not been calculated for the period. The pro forma deficiency for fiscal year 1998 of $206.4 million is primarily due to the charge recorded in June 1998 to cover one-time costs of Motorola's portion of the registrant's recent cost restructuring.